EXHIBIT 99.2(n)(ii)

Theodore L. Press
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                February 24, 2004


Global Income Fund, Inc.
11 Hanover Square
New York, NY  10005

Ladies and Gentlemen:

         We serve as special tax counsel for Global Income Fund, Inc. ("Fund"), in connection with the Fund's rights offering ("Offering") as described in its Registration Statement filed with the Securities and Exchange Commission ("Commission") on Form N-2, Securities Act File Nos. 333-111045 and 811-08025 ("Registration Statement"). As such counsel, we have examined the portions of the prospectus and statement of additional information contained in the Registration Statement that relate to tax matters, substantially in the form in which the Registration Statement is to become effective.

         We hereby consent to the reference to our firm as special tax counsel to the Fund under the caption "Legal Matters" in the prospectus included in the Registration Statement and the filing of this consent in connection with Pre-Effective Amendment No. 1 on Form N-2 (File No. 333-111045) being filed with the Commission. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                                  Sincerely yours,

                                                  KIRKPATRICK & LOCKHART LLP


                                                  By:  /s/ Theodore L. Press
                                                       Theodore L. Press